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                                                                    EXHIBIT 12.2


                              Nortel Inversora S.A.


                                 INTRODUCTION TO
                    THE CORPORATE CODE OF CONDUCT AND ETHICS
                              FUNDAMENTAL PREMISES

The members of  Nortel Inversora S.A.:

..    As active and responsible members of the communities where they operate, bind themselves to comply with and instruct the compliance with the laws in force and the ethical principles generally accepted when doing business: transparency, honesty and equity;

..    Reject and condemn the use of any illegal or improper conduct (with respect of the community, public authorities, customers, employees, investors and competitors) to attain the business goals, goals that are exclusively pursued through excellence in the management of quality and convenient products and services based on experience, customer service and innovations;

..    Adopt organizational solutions to prevent the violation, by employees and collaborators, of the principles of lawfulness, transparency, honesty and equity and adopt the necessary measures to guarantee that these principles are applied and complied with;

..    Guarantee the market, investors and the public in general - preserving the competitive strengths of their business- the full transparency of their acts, keeping the market and investors informed based on criteria of accuracy, clarity and equal access of and to information, bearing in mind the importance to the market, investors and the community in general of accurate information about their activities;

..    Shall make their best efforts to promote fair competition in their own benefit and the benefit of other firms that operate in the market, their customers and interested third parties in general;

..    Hold relationships with local, national or international public authorities based on full and active cooperation and transparency, in line with their respective roles and the economic objectives and the values on which this Code is grounded;

..    Pursue excellence and market competitiveness and provide their customers with high quality services to meet their needs effectively, with the aim of offering an immediate, qualified and competent answer to the customers' requirements in a proper, polite and diligent way;

..    Are aware of the strategic importance of the services they provide for the benefit and the growth of the communities where they operate and make a contribution through the provision of efficient and technologically advanced services and, for such purposes, research and innovation constitute a priority condition for growth and success;

..    Make decisions taking into account the social importance of telecommunication services and are committed to meet the needs of the whole community, including its weakest members, consistently with its status of business corporation and the consequent need of an economically effective management;

..    Approve of and, therefore, support social, cultural and educational initiatives aimed at the development of persons and the improvement of quality life;

..    Care about and value human resources, acknowledging their essential role, and consider that the principal element of the success of a business is the professional contribution made by those who work for it in a mutually equitable and reliable relationship;

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..    Use resources in a responsible way, with the purpose of attaining a sustainable growth protecting the environment and the rights of future generations.

In order to implement and effect the foregoing fundamental premises the following Corporate Code of Conduct and Ethics is approved:

                      Corporate Code of Conduct and Ethics

PURPOSE

To fix the conduct guidelines that the employees of Nortel Inversora S.A. (the "Corporation") must follow during the performance of their duties with the purpose of guaranteeing that the highest ethical rules shall govern internal relationships within the Corporation, relationships with other companies of the Group, business relationships and relationships with the community in general.

This Code is public. The printed version of this Code shall be available at the corporate offices to those shareholders that wish to consult it.

SCOPE

This Code is applicable to all the members of the Corporation (Directors, Officers and Employees).

Each term is defined below:

..  "Directors":       Members of the Board of Directors and Syndics,
..  "Officers":        Hierarchical employees of the organizational structure,
..  "Employees":       Current employees,
..  "Group":           Telecom Group formed by the Corporation, Telecom Argentina
                      Stet France Telecom S.A. and its subsidiaries.

APPLICATION

The Corporation.

INDEX
1.     Personal behavior
1.1    Duties of each member of the Corporation
1.2    Shared duties
1.3    Non admitted behavior
1.4    Conflict of interests
1.5    Corporate opportunities
1.6    Opinion

2.     Business relationships
2.1    Complying with laws, rules and regulations.

3.     Equal opportunity, no discrimination

4.     Quality, use and protection of Corporation information
4.1    Quality of public information
4.2    Accuracy of the Corporation's financial records.
4.3    Negotiation based on proprietary information.
4.4    Protection of proprietary information.
4.5    Contents of correspondence and record keeping.

5.     Protection and adequate use of corporation assets

6.     Gifts

7.     Political activities and contributions

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8. Complying with this code

9. Reporting any illegal or unethical conduct

10. Waivers and amendments

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DEVELOPMENT

1.     PERSONAL BEHAVIOR

1.1    Duties of each member of the Corporation

       The Directors, Officers and Employees of the Corporation shall:
       - Promote the culture of honesty and responsibility, acting under the terms and pursuant to the spirit of this Code.
       - Achieve a high level of ethical conduct, which shall be reflected in all the activities of the Corporation.
       -  Create a reputation of integrity, professionalism and rectitude.
       - Not try to procure indirectly anything otherwise forbidden to be procured directly.
       - Act in good faith, complying with the provisions of the internal and legal rules.
       - Not act arbitrarily, violently or discriminatorily whether with the intention of offending or in such a way that could be considered harassment.

1.2    Shared duties

       If they violate the law or this Code, even well-intentioned acts may have negative consequences for the Corporation and/or its Directors, Officers or Employees. Said consequences may result in corrective actions and/ or disciplinary sanctions, including dismissal or removal from the respective office.

       All members of the Corporation must be aware of this Code. The same must be made known to any Director, Officer or Employee upon their admission in the Corporation.

1.3    Non admitted behavior

       The Corporation shall not allow Directors, Officers or Employees to:

       - Perform duties foreign to the Corporation's affairs during working hours, in or outside the premises (this provision does not apply to self-employed or independent Directors who perform duties for the Corporation).
       - Use assets, facilities, material or other resources belonging to the Corporation for their own benefit.
       - Make telephone calls for their own business affairs, whether domestic, long distance or international.
       -  Act violently.
       - Consume or be under the effect of alcohol or illegal substances during the performance of their duties.
       -  Discriminate, sexually abuse or harass a workmate or other person.
       - Make insinuations, comments or adopt actions that may result in an intimidating or offensive atmosphere.
       - Forge or amend information, authorizing signatures, records, vouchers or documents.
       - Carry out transactions (i.e.: collections, payments, etc.) or processes (i.e.: purchases, sales), without being duly authorized or incur in fraud against the Corporation.

1.4    Conflict of interest

       The Directors, Officers and Employees of the Corporation have the obligation of acting in an honest and ethical way and in the benefit of the Corporation's interests, preventing situations that may entail an actual or potential conflict between their interests and those of the Corporation.

       A "conflict of interest" appears when a Director's, Officer's or Employee's personal interests are in any way opposed to or interfere with the Corporation's interests, or when a Director, Officer or Employee (or any member of their family) receive inappropriate personal benefits by reason of the office they hold in the Corporation.

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       The primary risk in a conflict of interest is when the decision-making process is affected or interferes with the effective and objective performance of the duties.

       Upon the coming into force of this Code, Close Relatives of those who hold offices as Directors and General Manager shall not be incorporated to the Corporation.

       The term "Close Relatives" includes family and in-laws in first and second degree and concubine relationships.

       Although it is not possible to describe each situation which may give rise to a conflict of interest, next you will find examples of situations that may constitute instances of conflict of interests that should be avoided by Directors, Officers and Employees of the Corporation while they hold office.

       - Performing duties together with close relatives in the following situations:

          .   if they hold the same office or work in the same area,
          .   if there is direct, indirect or functional monitoring or
              leadership.
          .   if the internal control is affected.
          .   if favorable influence may be exerted in relation to close relatives.

       - Accepting gifts of certain value, personal discounts (if said discounts are not offered to the general public or to all the Group's personnel), receiving other benefits awarded by reason of the office they hold, by a competitor or a supplier.

       - If a Director, Officer or Employee of the Corporation has significant financial interests in a company with whom the Corporation does business, such person shall not make decisions from the office he/she holds in the Corporation with the purpose of protecting or improving said investment.

       - Receiving loans or a security interest for an obligation, granted by reason of the office they hold as Directors, Officers or Employees of the Corporation (not including loans granted taking into account the office held in Nortel Inversora S.A. for the exclusive purpose of knowing the solvency of the beneficiary).

       - Exerting a determining influence so that the Corporation hires a supplier or independent contractor, in the cases said company:

          .   Is owned by a close relative;
          .   Is managed by a close relative;
          .   A close relative holds an office (hierarchical or with decision making powers).

       - Being agent, supplier or representative of the Corporation, except in the cases of members of the Board or Syndics who are members of independent professional associations that provide consulting services to the Corporation in an independent way.

       - Performing hierarchical or managerial duties in a supplier company, agent or representative of the Corporation, except in the cases of members of the Board or Syndics who are members of independent professional associations that provide consulting services to the Corporation in an independent way. The members of the Board or the Syndics may be members of the Boards or supervisory committees of said companies and provide therefrom external consulting services, giving notice to the Board of the Corporation.

       Any Director, Officer or Employee that becomes involved in an actual or apparent conflict of interest should handle such conflict of interest according to ethics and in line with the provisions of this Code.

       In order to avoid conflicts of interest, Officers and Employees must give notice to the Audit Committee of any significant transaction or relationship from which a potential

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     conflict of interests could reasonably be expected to arise. The Audit
     Committee - assisted by the legal department, if necessary - will adopt the necessary measures to avoid or solve the conflict of interest.

     Conflicts of interest involving Directors or the Audit Committee must be notified to the Chairman of the Board of Directors.

1.5  Corporate Opportunities

     Directors, Officers and Employees of the Corporation are forbidden to use the goods, information and business opportunities that may arise from the situation, office or functions they perform within the Corporation for their personal benefit.

1.6  Opinions

     Nortel Inversora S.A. will guarantee their Directors, Officers and Employees the constitutional right to freely express their individual opinions. However, the opinion regarding public issues must be always cast on a personal basis.

     Any opinion involving the Corporation must be formally authorized by the General Manager or the Board of Directors.

2.   BUSINESS RELATIONSHIPS

2.1  Complying with Laws, Rules and Regulations

     Nortel Inversora S.A. is committed to developing its activities with honesty and integrity, complying will all applicable laws, rules and regulations. Therefore, no director, officer or employee may commit any illegal or unethical act, or instruct others to do so.

3.   EQUAL OPPORTUNITY, NO DISCRIMINATION

     Every Corporation Director, Officer or Employee must try at all times to provide a fair treatment to the rest of the people working with or for the Corporation, as well as to investors, suppliers, authorities and government officials, and the public in general, conforming their behavior to the ethics of business practices.

     No one must unfairly take advantage of another person through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair practice.

     The Corporation adheres to the ethical principles of no discrimination, respect for minorities and freedom of conscience, and commits its best efforts to ensure that people are treated and treat one another fairly, respectfully and with dignity. Therefore, any behavior implying discrimination, harassment or unfair treatment will not be tolerated.

     According to the principles it supports, the Corporation's policies for recruiting, promoting and retaining employees prohibit the discrimination on any basis of criterion forbidden by law, including, but not limited to, on the basis of race, color, sex, sexual orientation, religion, age, civil status, nationality, disability or social status.

4.   QUALITY, USE AND PROTECTION OF CORPORATION'S INFORMATION

4.1  Quality of Public Information

     The Corporation is responsible for establishing an effective communication with all its shareholders, so that they may have true, complete, accurate, timely and easily understandable information regarding all material aspects of the Corporation's financial situation, the results of its operations and all relevant facts affecting or that may affect it.

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     The reports and documents that the Corporation must submit before the
     Comision Nacional de Valores (Argentine Securities and Exchange Commission
     - CNV), the United States Securities and Exchange Commission (SEC), the Buenos Aires Stock Exchange (BCBA), the New York Stock Exchange (NYSE) and other public communications to other regulatory authorities and markets, must always include true, complete, accurate, timely and easily understandable information.

4.2  Accuracy of the Corporation's Financial Records

     It is the intent of the Corporation to conform to the best practices in all matters relating to accounting, financial controls, inside information and taxation. All books, accounting records and accounts of the Corporation must accurately reflect operations and events, and comply with both the required accounting standards and the Corporation's internal control system. Records must not be changed in any manner so as to conceal, disguise or alter the Corporation's true financial situation.

     Any violation of this principle must be reported forthwith to the Audit Committee.

4.3  Negotiations based on Proprietary Information

     It is against the law to use proprietary information (it being understood by it the non-public information) relating to the Corporation and/or the Group, its operations, financial situation, results or relevant events involving it for the purchase or sale or any kind of transaction with shares, negotiable obligations, or any other negotiable security issued by the Corporation, its parent or subsidiary companies. It is also illegal to provide such information to third parties, or give advice or "tips" to any other person for like purposes. Any non-public information must be treated as corporate proprietary information and must never be used to gain a personal benefit or a benefit for third parties.

     In case of doubt regarding the opportunity and the conditions acceptable to purchase, sell or trade negotiable securities issued by the Corporation, its Companies, or its parent or subsidiary companies, Corporation Officers or Employees must contact the Board of Directors and abstain from performing the transaction until their inquiry is responded. Officers must consult with the Audit Committee.

4.4  Protection of Proprietary Information

     The proprietary information of the Corporation and the Group relating to its activity is a valuable asset. Protecting this information is vital for the Corporation's growth and its possibility of becoming competitive, and all proprietary information of the Corporation must be kept strictly confidential unless the Corporation has authorized its disclosure or such disclosure is required by law.

     The Corporation's proprietary information includes all non-public information that may be useful to competitors or the disclosure of which may cause a detriment to the Corporation or its shareholders. Confidential information on business plans, goals and strategies, technological, research and new products strategies, records, databases, salary and benefit information, employee's medical information, suppliers, and any non-public financial and pricing information, information relating to the shareholders or the Group's companies, must be protected.

     The unauthorized use and/or distribution of proprietary information is a violation of this Code and may have adverse consequences for the Corporation and any person involved; in such event, the Corporation may enforce any applicable disciplinary and/or legal action.

     The Corporation respects property rights and the proprietary information of other companies, and requires its Directors, Officers and Employees to respect such rights.

4.5  Content of Correspondence and Record Keeping

     All Corporation records and communications must be clear, true, complete and accurate. The Directors, Officers and Employees of the Corporation must keep in all correspondence a correct and brief style, avoiding exaggerations, speculations, hasty conclusions and offensive or unfounded remarks about people or institutions. This applies

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     to inside and outside communications and correspondence of any nature, including memos, informal letters or electronic mails.

     Records may only be destroyed when there is certainty that the Corporation or the regulatory authorities will not need or require them in the future.

     As regards the correct use of the Internet and electronic mail, the corporate guidelines in force must be adhered to (set forth in specific rules), and greeting chains, access to and distribution of obscene or offensive material, or any use that may violate this Code, are prohibited.

5.   PROTECTION AND ADEQUATE USE OF CORPORATION ASSETS

     Corporation assets must only be used to carry out Corporation activities in accordance with its internal regulations.

     It is the responsibility of each Director, Officer or Employee of the Corporation to protect Corporation assets (materials, equipment, vehicles, supplies, financial resources, non-public information, information systems resources including hardware, software and related information, etc.) from any loss, theft, burglary or other unjustified use, as these actions directly and adversely reflect on the Corporation's activities. Any suspicion of loss, theft, burglary or unjustified use of assets must be reported forthwith in the manner provided in the Corporation's internal regulations.

6.   GIFTS

6.1  General principle

     No payment will be made nor valuable object will be given in any form or circumstance, directly or indirectly, to any person with a view to obtaining or retaining a business or securing any other measure or decision deemed favorable. The Corporation Director, Officer or Employee who violates this provision shall be rendered liable to disciplinary measures and may also be subject to civil or criminal liability.

6.2  Corporate gifts and invitations to individuals

     Occasional corporate gifts and invitations to non-government employees out of courtesy within the framework of business relationships, as well as discounts and the provision of free services for business promotional purposes, are- in principle - deemed an acceptable practice. However, these gifts, invitations and business promotions must be occasional and moderate in value. No gifts, discounts or invitations of any other kind are permitted.

6.3  Gifts and Invitations to Government Officials and Employees

     Both Argentine legislation and the Foreign Corrupt Practices Law of the United States of America prohibit and penalize the payment and giving of anything of value directly or indirectly to government officials or employees for the purpose of obtaining or retaining business or securing any other measure or decision deemed favorable.

     Therefore, any payment, gift or business invitation of any kind and in any manner, to any government official or employee for the purpose indicated above is forbidden.

     Gifts of moderate value or business invitations to government officials or employees may only be given or made out of courtesy or following approval of the General Manager or the Board of Directors.

6.4  Accepting Unsolicited Gifts and Invitations

     Any gift received due to the position held within the Corporation must be declined and returned when accepting it may confuse decision-making or prevent fulfilling the job efficiently, objectively or ethically.

     Corporation Directors, Officers and Employees may accept:

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     -  A travel offer when necessary to attend training tasks, demos or executive meetings with clients (previously authorized by a manager, if applicable).
     - Promotional reductions and discounts, if they are non-exclusive advantages.
     - Gifts of moderate value (e.g.: calendars, pens or diaries), that are customarily offered to others having a similar business relationship.

     Gifts of any other nature must not be accepted. If a Director, Officer or Employee receives a gift that is not allowable (for instance: money, valuable presents, trips, etc.) the recipient must notify such fact to the Board of Directors that will resolve its destination and provide, if applicable, for its return or its use for charity purposes.

7.   POLITICAL ACTIVITIES AND CONTRIBUTIONS

     The Corporation will not donate or contribute money to political parties or groups.

     It is not the Corporation's intent to discourage or prevent Corporation personnel from individually making money donations or contributions to political parties or groups, or from engaging in political activities on their own, although they should not develop such activities on Corporation time or at the work place, or at the Corporation's premises.

     The Corporation will not reimburse (either directly or indirectly) any Director, Officer or Employee for the money donations or contributions to any political party or group that he/she would have made on a personal basis.

     Corporation employees, in their capacity as citizens, may become involved in public activities and hold civic offices provided that no conflict of interest arises between their position with the Corporation and their public function.

8.   COMPLYING WITH THIS CODE

     The Corporation acknowledges the need for this Code to be fairly applied to all subjects involved (Directors, Officers and Employees - whether on pay-roll and part-time ones) who must comply with all its provisions.

     Violations of this Code are labor breaches that may result in corrective or disciplinary actions according to the severity of the fault, including dismissal or removal from office. In the case of breaches involving illegal conduct, the Board of Directors may resolve to report it to the relevant authorities.

     Violations of this Code must be notified pursuant to paragraph 9 of this Code ("Reporting any Illegal or Unethical Conduct").

     The Corporation wishes to encourage enforcement of the principles that form the basis of this Code by whom we do business with. Consequently, hiring a third party to perform any act not allowed by law or this Code, or doing business with whoever knowingly and clearly breaches the law or this Code is forbidden.

9.   REPORTING ANY ILLEGAL OR UNETHICAL CONDUCT

     The Corporation encourages and expects all Directors, Officers and Employees to immediately report any actual or potential violation of the provisions regarding violation of this Code, and is committed to seriously investigating any report made in good faith in such regard.

     The Corporation will not tolerate any kind of retribution due to reports or complaints filed in good faith as regards misbehavior. The open communication of doubts and concerns without the fear of adverse reactions or retribution is considered vital for the successful performance of this Code. All Directors, Officers and Employees are required to provide their cooperation in internal investigations of misbehavior or Violations of this Code.

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     The Board of Directors shall have the primary authority and liability for compliance with this Code.

     Any act against ethical behavior, the laws, rules and regulations in force, or against this Code must be immediately reported as follows:

     - Reports in general: All reports must be submitted to the Board of Directors in the absence of the Audit Committee.

     In all cases, reports may be filed in writing and signed, or in person. The Corporation will make its best efforts to keep the case confidential, except when it is against the law or the applicable legal procedures.

10.  WAIVERS AND AMENDMENTS

     Any waiver of the provisions of this Code may only be granted through a sound resolution, as applicable, by the Audit Committee or the Board of Directors. Waivers must be informed to the Comision Nacional de Valores and the United States Securities and Exchange Commission (with copy to the markets where Corporation shares are listed), when such information is relevant pursuant to applicable rules.

     Any changes to this Code must be approved by the Board of Directors and must also be communicated to the Comision Nacional de Valores (CNV), the United States Securities and Exchange Commission (SEC), the Buenos Aires Stock Exchange (BCBA), the New York Stock Exchange (NYSE) and other relevant authorities, stock exchanges and markets.